UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 18, 2022

The Marygold Companies, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-29913	90-1133909
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

120 Calle Iglesia, Unit B, San Clemente, CA	92672
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949)-429-5370

Concierge Technologies, Inc.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	MGLD	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule l2b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 8, 2022, The Marygold Companies, Inc.’s (the “Company” or “Marygold”) Board of Directors, upon approval from the Company’s Compensation Committee (“Compensation Committee”), approved: (i) employment agreements for each of Stuart Crumbaugh, David Neibert and Carolyn Yu (each an “Employment Agreement” and collectively, the “Employment Agreements”); and (ii) a one-time transaction bonus agreement for John Love (“Bonus Agreement”).

Stuart Crumbaugh – CFO

On April 18, 2022, the Company and Mr. Crumbaugh entered into an Employment Agreement providing for Mr. Crumbaugh’s continued employment as the Company’s Chief Financial Officer, effective as of April 1, 2022. Pursuant to the Employment Agreement, Mr. Crumbaugh shall receive a base salary of $425,000 per annum and shall be entitled to receive bonuses, including awards and grants, pursuant to the Company’s 2021 Equity Incentive Plan which is administered by the Compensation Committee. Further, Mr. Crumbaugh is entitled to other benefits as more fully detailed in his Employment Agreement. In the event that Mr. Crumbaugh’s employment with the Company is involuntarily terminated for any reason other than gross misconduct, the Company will pay Mr. Crumbaugh severance compensation equivalent to 6 months' salary payable over the course of the 6 months following the termination date. No severance compensation will be paid to Mr. Crumbaugh if he resigns or is involuntarily terminated for gross misconduct.

David Neibert – COO

On April 18, 2022, the Company and Mr. Neibert entered into an Employment Agreement providing for Mr. Neibert’s continued employment as the Company’s Chief Operating Officer, effective as of April 1, 2022. Pursuant to the Employment Agreement, Mr. Neibert shall receive a base salary of $425,000 per annum and shall be entitled to receive bonuses, including awards and grants, pursuant to the Company’s 2021 Equity Incentive Plan which is administered by the Compensation Committee. Further, Mr. Neibert is entitled to other benefits as more fully detailed in his Employment Agreement. In the event that Mr. Neibert’s employment with the Company is involuntarily terminated for any reason other than gross misconduct, the Company will pay Mr. Neibert severance compensation equivalent to 6 months' salary payable over the course of the 6 months following the termination date. No severance compensation will be paid to Mr. Neibert if he resigns or is involuntarily terminated for gross misconduct.

Carolyn Yu – CLO and CCO

On April 18, 2022, the Company and Ms. Yu entered into an employment agreement providing for Ms. Yu’s employment as the Company’s Chief Legal Officer and Chief Continuity Officer, effective as of April 1, 2022. Ms. Yu has previously held the position of Chief Compliance Officer for the Company’s wholly owned subsidiary, Wainwright Holdings, Inc. and its wholly owned subsidiary, United States Commodity Funds LLC (“USCF”). Pursuant to the Employment Agreement, Ms. Yu shall receive a base salary of $425,000 per annum and shall be entitled to receive bonuses, including awards and grants, pursuant to the Company’s 2021 Equity Incentive Plan which is administered by the Compensation Committee. Further, Ms. Yu is entitled to other benefits as more fully detailed in her Employment Agreement. In the event that Ms. Yu’s employment with the Company is involuntarily terminated for any reason other than gross misconduct, the Company will pay Ms. Yu severance compensation equivalent to 6 months' salary payable over the course of the 6 months following the termination date. No severance compensation will be paid to Ms. Yu if she resigns or is involuntarily terminated for gross misconduct.

John Love - One Time Transaction Bonus Agreement

The Company and Mr. Love entered into a One Time Transaction Bonus Agreement providing for certain bonus payments to be made to Mr. Love under certain circumstances. Pursuant to the Bonus Agreement, Mr. Love shall be entitled to a bonus payment equal to five percent (5%) of the net proceeds received by the Company, USCF, or USCF Advisers, LLC upon an “Eligible Event”, as defined in the Bonus Agreement. In no event shall the value of such payment, whether in cash or stock, to Mr. Love exceed five million dollars ($5,000,000) and further any such payment shall be paid in the same form as payable to the equity holders of the Company, USCF or USCF Advisers and may consist of cash, securities or a combination thereof.

The foregoing descriptions of the Employment Agreements and the Bonus Agreement do not purport to be complete descriptions of all of the terms, provisions, covenants contained in the Employment Agreements and Bonus Agreement and are qualified in their entirety by reference to the full text of the Employment Agreements and the Bonus Agreement, which are attached hereto as Exhibit 10.1, Exhibit 10.2, Exhibit 10.3 and Exhibit 10.4, respectively, and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)
Exhibits.
10.1 Employment Agreement between the Company and Stuart Crumbaugh
10.2 Employment Agreement between the Company and David Neibert
10.3 Employment Agreement between the Company and Carolyn Yu
10.4 One-Time Transaction Bonus Agreement by and between the Company, Wainwright Holdings, Inc., and John Love

104 Cover Page Interactive Data File (embedded within Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MARYGOLD COMPANIES, INC.

Date: April 19, 2022	By:	/s/ Nicholas Gerber
Nicholas Gerber
Chief Executive Officer